UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): September 12, 2019

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire		03842-1720
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange of which registered
Common Stock	UTL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Unitil Corporation’s natural gas distribution utility subsidiary, Northern Utilities, Inc. (“Northern Utilities”), previously priced $40 million of its 4.04% Senior Notes, Series 2019, due September 12, 2049 (the “Notes”) through a private placement marketing process to institutional investors.

On September 12, 2019, Northern Utilities issued and sold the Notes to institutional investors pursuant to:

•	the Note Purchase Agreement dated and entered into on September 12, 2019 among the following parties (the “Note Purchase Agreement”): (a) Northern Utilities; (b) Pacific Life Insurance Company; and (c) United of Omaha Life Insurance Company (the persons in clauses (b) and (c) are referred to as the “Purchasers”); and

•	the related notes issued to each Purchaser (the “Notes”).

The Note Purchase Agreement and the Notes (collectively, the “Note Documents”) contain customary representations and warranties, covenants and events of default for a transaction of this type. The Notes may or will become immediately due and payable upon an event of default, as described in the Note Documents. The Notes are unsecured.

The foregoing summary of the Note Documents does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Note Purchase Agreement (which is attached as an exhibit to this Form 8-K and includes the form of Note) and the Notes. Certain of the Purchasers (or their affiliates) are holders of other indebtedness of Unitil Corporation or its subsidiaries.

Northern Utilities plans to use the net proceeds from the sale of the Notes to repay short-term debt and for general corporate purposes.

Northern Utilities offered the Notes principally to institutional investors in an offering made pursuant to the exemption from registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended (“Act”).

The Notes offered have not been and will not be registered under the Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws.

The Company intends this notice to comply with Rule 135c of the Act and, accordingly, this notice does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The Note Documents attached as exhibits to this Form 8-K provide investors with information regarding their terms. The representations, warranties and covenants contained in the Note Documents were made only for purposes of the Note Documents and as of specific dates, were solely for the benefit of the parties to the Note Purchase Agreement, and are subject to limitations agreed upon by the parties to the Note Purchase Agreement. Moreover, the representations and warranties contained in the Note Documents were made for the purpose of allocating contractual risk between the parties to the Note Purchase Agreement instead of establishing matters as facts, and may be subject to standards of materiality applicable to the parties to the Note Purchase Agreement that differ from those applicable to investors generally. Investors (other than the parties to the Note Purchase Agreement) are not third-party beneficiaries under the Note Documents and should not rely on the representations, warranties and covenants contained therein or any descriptions thereof as characterizations of the actual state of facts or condition of Unitil Corporation or any of its subsidiaries or affiliates.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Number	Exhibit

4.1	Note Purchase Agreement dated September 12, 2019 by and among Northern Utilities, Inc. and the several purchasers named therein.

4.2*	4.04% Senior Note, Series 2019, due September 12, 2049, issued by Northern Utilities, Inc. to Pacific Life Insurance Company.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	This Note is substantially identical in all material respects to other Notes that are otherwise required to be filed as exhibits, except as to the registered payee of such Note, the identifying number of such Note, and the principal amount of such Note. In accordance with instruction no. 2 to Item 601 of Regulation S-K, the registrant has filed a copy of only one of such Notes, with a schedule identifying the other Notes omitted and setting forth the material details in which such Notes differ from the Note that was filed. The registrant acknowledges that the Securities and Exchange Commission may at any time in its discretion require filing of copies of any Note so omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITIL CORPORATION

By:	/s/ Christine L. Vaughan
Christine L. Vaughan
Senior Vice President, Chief Financial Officer and Treasurer

Date:    September 17, 2019